JETBLUE AIRWAYS REPORTS NOVEMBER TRAFFIC

New York, NY (December 10, 2013) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for November 2013. Traffic in November increased 0.9 percent from November 2012, on a capacity increase of 5.1 percent.
Load factor for November 2013 was 78.3 percent, a decrease of 3.2 points from November 2012. JetBlue’s preliminary completion factor was 99.6 percent and its on-time (1) performance was 84.8 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of November decreased two percent year over year. For the month of December, PRASM is expected to increase between 13 and 14 percent year over year.

JETBLUE AIRWAYS TRAFFIC RESULTS

	November 2013	November 2012	% Change
Revenue passenger miles (000)	2,703,553	2,678,368	0.9%
Available seat miles (000)	3,452,311	3,285,990	5.1%
Load factor	78.3%	81.5%	(3.2) pts
Revenue passengers	2,313,482	2,339,666	(1.1)%
Departures	22,810	21,690	5.2%
Average stage length	1,091	1,088	0.3%

	Y-T-D 2013	Y-T-D 2012	% Change
Revenue passenger miles (000)	32,602,921	30,695,535	6.2%
Available seat miles (000)	38,923,152	36,496,946	6.6%
Load factor	83.8%	84.1%	(0.3) pts
Revenue passengers	27,757,505	26,473,259	4.9%
Departures	256,982	241,183	6.6%
Average stage length	1,087	1,084	0.3%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
As New York's Hometown AirlineTM and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan, JetBlue carries approximately 30 million customers a year to 82 cities in the US, Caribbean and Latin America with an average of 750 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. Upcoming destinations include Detroit, Mich. and Savannah, Ga. as well as Port of Spain, Trinidad and Tobago, subject to receipt of government operating authority. For more information please visit JetBlue.com.

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com